Form N-SAR
Item 770



Name of Registrant:		VALIC Company I

Name of Portfolio:		VALIC Company I Core Equity Fund

Issuer:						United States Steel Corp.

Years of Operation:				3+

Underwriting Type:				Firm

Offering Type:					Common Stock



Underwriter from whom Purchased:		Morgan Stanley & Co., Inc.


Underwriting Syndicate Members:		        J.P. Morgan
						Morgan Stanley
					        Merrill Lynch
                                                ABN Amro, Inc.
						Goldman Sachs & Co.
						PNC Capital
						Scotia Capital


Date Offering Commenced:			04/28/09

Date of Purchase:				04/28/09

Principal Amount of Offering:			601,800,000

Offering price:					$ 25.50

Purchase price:					$ 25.50

Commission, spread or profit:			$ 1.1475

Principal amount of purchases by all investment
Companies advised by the investment sub-adviser:     385,050